EXHIBIT 10.14

SECOND AMENDMENT TO LEASE AGREEMENT

     THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”), is made this 15th day of March, 2007, by 3280 PEACHTREE I LLC (as “Landlord”) and AMERICAN TELECONFERENCING SERVICES, LTD. DB/A PREMIERE GLOBAL SERVICES (as “Tenant”).

W I T N E S S E T H:

     WHEREAS, Landlord and Tenant did enter into that certain Lease Agreement, dated as of October 28, 2005 (the “Original Lease”), for space (consisting of all of the 9th floor) in that certain building located at 3280 Peachtree Road, Atlanta, Georgia (the “Building”), as such space is more particularly described in the Original Lease (the “Demised Premises”).

     WHEREAS, Landlord and Tenant did enter into that certain First Amendment to Lease Agreement, dated as of July 31, 2006 (the “First Amendment”).

     WHEREAS, the Original Lease, as modified by the First Amendment, is herein collectively referred to as the Lease.

     WHEREAS, Landlord and Tenant desire to modify and amend the Lease, in the manner and for the purposes herein set forth.

     NOW, THEREFOR, for and in consideration of the mutual premises, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

     1. Defined Terms. All capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

     2. Size of Demised Premises. The square feet of Rentable Floor Area of the Demised Premises, which was set forth in the Original Lease as 23,529 is and shall be, for the purposes of the Original Lease, 23,684 square feet of Rentable Floor Area. Floor plan measurements for the Building are as set forth on Exhibit “B”, attached hereto and by this reference incorporated herein.

     3. Building Size and Building Address. The square feet of Rentable Floor Area in the Building, which was set forth in the Original Lease as 582,049, is and shall be for the purposes of the Original Lease, 584,758 square feet of Rentable Floor Area. The address of the Building and the Building address for notices to Tenant is (in lieu of what is set forth in the Original Lease) 3280 Peachtree Road, NW, Atlanta, Georgia 30305-2422.

     4. Signage and Tenant’s Logotype. With respect to the Building monument signs described in Article 59.1 of the Original Lease, Tenant acknowledges that such signs are attached to the Building, and are not free-standing. Tenant, together with Tenant’s Affiliate (leasing the 10th floor of the Building), have the right, in the aggregate, to one sign panel on one such sign.

     5. Operating Expenses; Bond Transaction. Landlord obtained an inducement resolution from the Development Authority of Fulton County (the “Authority”) which qualified the Project for the issuance by the Authority of taxable revenue bonds to finance the acquisition of the Project by the Authority and the lease-back of the Project from the Authority to Landlord, and Landlord and the Authority have closed and consummated such taxable revenue bond transaction. The taxable revenue bond financing transaction with the Authority required the expenditure by Landlord of significant transaction costs in connection with the closing thereof, including filing fees, inducement costs, publication costs, bond issuance fees, bond validation fees, recording fees, attorney’s fees and expenses, and accounting and consultant fees and expenses, and has and will require the expenditure by Landlord of additional third-party costs and expenses during the period that the taxable revenue bonds are outstanding, but such taxable revenue bond financing transaction will result in a significant reduction in the ad valorem taxes assessed against the Project during a period not to exceed ten (10) years. Landlord and Tenant hereby agree that Operating Expenses under this Lease shall include amortization (calculated utilizing a reasonable rate of interest, whether or not such interest is actually incurred) of the actual third-party costs and expenses incurred by Landlord in connection with Landlord’s obtaining the aforesaid inducement resolution from the Authority and the closing and consummation of the taxable revenue bond financing transaction, amortized over a period of ten (10) years commencing on January 1 of the first year during which the ad valorem taxes assessed against the Project are reduced as a result of such taxable revenue bond financing transaction, and Operating Expenses for each year shall also include the costs of legal and accounting services and other third-party costs incurred by Landlord during such year which would not have been incurred by Landlord but for the taxable revenue bond financing transaction; provided, however, the costs and expenses (or amortized amounts thereof, as the case may be) included in Operating Expenses under this Article during any year shall in no event exceed the amount of the reduction in ad valorem taxes assessed against the Project for such year resulting from the taxable revenue bond financing transaction.

     6. Ceiling Allowance and Ceiling Work. Landlord and Tenant agree that in lieu of any obligations on the part of Landlord to perform or provide any work on or for the ceiling within the Demised Premises, as set forth in Paragraph 2(b) of Exhibit “D” to the Original Lease (and Landlord no longer has such obligations), Landlord shall provide an additional allowance to Tenant of One Hundred Eighty-Five Thousand Sixty-Two and No/100 Dollars ($185,062.00) . Such additional allowance shall be funded under the same conditions that the Construction Allowance is funded under the Original Lease.

     7. Consent of Guarantor. Tenant shall cause the guarantor of the Original Lease to execute and deliver to Landlord the Acknowledgement, Consent and Reaffirmation of Guarantor of Lease, attached hereto as Exhibit “A”, by this reference incorporated herein, with the execution and delivery of this First Amendment. The delivery of this document is a material inducement to Landlord, without which Landlord would not have executed and delivered this First Amendment.

     8. Work Within Fire Stairs. Tenant has requested that Tenant have the right to make certain improvements to the fire-stairs between the floors of the Demised Premises that it occupies in the Building (the “Stairwell Work”), and Landlord shall permit Tenant to do such Stairwell Work, subject to and conditioned upon the following terms and conditions:

     (a) Landlord shall have the right to approve the plans and specifications for such Stairwell Work;

     (b) Tenant shall be responsible for the cost of such Stairwell Work (which may be funded from the Construction Allowance, to the extent available), and for such Stairwell Work (as conducted and upon completion) being in compliance with all applicable codes, laws, ordinances and regulations, and any delay in achieving substantial compliance or acquiring a certificate of occupancy for the Demised Premises because of or in connection with such Stairwell Work shall be a Tenant Delay, and shall not delay or otherwise impact the Rental Commencement Date;

     (c) Landlord shall have the right to repair or replace (at Tenant’s sole cost and expense), if Landlord deems it necessary, in Landlord’s reasonable judgment, any of the Stairwell Work, after providing at least five (5) days prior notice to Tenant of such intent; and

     (d) Tenant shall be responsible for the cost of cleaning the stairwells and the Stairwell Work. Landlord shall arrange for such cleaning, through the Building janitorial service, and Landlord shall bill Tenant, and Tenant shall pay for, such cost as billed.

     9. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto.

     10. Legal Representatives, Successors and Assigns. This Second Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns.

     11. Georgia Law. This Second Amendment shall be construed and interpreted under the laws of the State of Georgia.

     12. Time of Essence. Time is of the essence of this Second Amendment.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day, month and year first above written.

“LANDLORD”:

3280 PEACHTREE I LLC,
a Georgia limited liability company

By:	Cousins Properties Incorporated,
a Georgia corporation,
Member
	By:	/s/ Jack A. LaHue
	Its:	Senior Vice President

(CORPORATE SEAL)

“TENANT”:

AMERICAN TELECONFERENCING SERVICES,
D/B/A PREMIERE GLOBAL SERVICES

By:	/s/ Michael Havener
Name:	Michael Havener
Title:	Chief Financial Officer

Attest:	/s/ Bobby Collett
Name:	Bobby Collett
Title:	Vice President Corporate Real Estate

(CORPORATE SEAL)